UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  August 27, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Explanatory Note.

This Amended Current Report on Form 8-K/A is being filed to add exhibits to the Current Report on Form 8-K filed on August 28, 2009 and is otherwise unchanged from that report.

Item 3.02	Unregistered Sales of Equity Securities

On August 27, 2009, the Company entered into definitive agreements for the sale and purchase of approximately 23,721,000 shares of Series D Preferred Stock at $0.43 per share, together with warrants to purchase an additional 23,721,000 shares of the Company’s common stock at $0.65 per share pursuant to a Series D Preferred Stock Purchase Agreement (the “Series D Financing”). The investor group included approximately fifty individuals and entities, including certain officers, directors and employees of the Company as well as outside investors.  The Series D Preferred was issued in a private placement exempt from registration requirements pursuant to Regulation D of the Securities Act of 1933, as amended.  Cash consideration was deposited into escrow.  Each share of Series D Preferred is convertible into one share of Common Stock of the Company.  The Series D Preferred carries a dividend rate of 6% per annum, payable in cash monthly.

Item 8.01	Other Events

On August 27, 2009, the Company caused a letter to be mailed to its stockholders informing them of the Series D Financing and of the fact that the Financing would generally require stockholder approval under Nasdaq Listing Rules.  However, the Company sought and obtained approval from Nasdaq for an exception from these requirements under Nasdaq Listing Rule 5635(f) due to the fact that the delay in securing stockholder approval would seriously jeopardize the financial viability of the Company.  The Audit Committee of the Company expressly approved reliance on Rule 5635(f).

Item 9.01	Exhibits

(d) Exhibits.

3.5	Certificate of Designation filed with the Secretary of State of Delaware on August 27, 2009.*

4.3	Form of Warrants to be issues to purchasers of Series D Preferred stock.

10.47	Series D Preferred Stock Purchase Agreement by and among the Company and the Investors named therein dated August 27, 2009 providing for the sale and issuance of Series D Preferred Stock.

10.48	Investors Rights Agreement by and among the Company and the Investors named therein dated August 27, 2009.

10.49	Side Letter regarding Amendment of Investor Rights Agreement executed by the Company on August 27, 2009.

10.50	Strategic Advisory Agreement by and between the Company and Ronald L. Chez dated August 27, 2009.

99.1	Press Release Announcing Series D Financing.*

99.2	Press Release Regarding Former Executives of C.E. Unterberg, Towbin.*

99.3	Letter to Stockholders regarding Series D Financing and Nasdaq Rule 5635(f).*

* Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: September 2, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer